Exhibit 10.49

October 9, 2014

Dear                     :

As you are aware, Hudson City Bancorp, Inc. (the “Company”) has entered into an Agreement and Plan of Merger by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation dated as of August 27, 2012, which has been amended by Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), dated as of April 13, 2013, and Amendment No. 2 to Agreement and Plan of Merger (“Amendment No. 2”), dated as of December 16, 2013 (such agreement as amended, the “Merger Agreement”). The purpose of this letter is to (i) address changes to the Merger Agreement made by Amendment No. 2 relating to recognition of bonuses in the determination of severance; (ii) address the agreement on bonus severance under Section 6.5(c) of the Merger Agreement; and (iii) make a technical correction.

You agree and confirm that you Hudson City Savings Bank (the “Bank”) and the Company are parties to an [Amended and Restated] Two Year Change of Control Agreement , made and entered into as of                      and amended by a letter agreement (the “Prior Letter Agreement”) dated December 14, 2012 (the “Change of Control Agreement”).

You further agree with the Bank and the Company that the Change of Control Agreement is hereby amended as follows:

(a) Section 6(b)(iii) of the Change of Control Agreement is amended to strike all language added to the end thereof by the Prior Letter Agreement, and to replace that language with the following:

Notwithstanding anything in this agreement to the contrary, for purposes of calculating the Bonus Severance Payment under this Section 6(b)(iii): (A) any annual bonus paid or declared for the year 2014 shall be considered only to the extent that it does not exceed [amount that is 65% of annual base salary], which is the target level established for such bonus; and (B) for any termination of employment on or after the effective date of a Change of Control, the Bonus Severance Payment shall not, under any circumstance, and notwithstanding any other calculation hereunder, be less than                             , the amount of such severance payment that would have resulted in respect of a termination as of August 27, 2012.

(b) Section 6(b)(v) of the Change of Control Agreement is amended to replace the reference to “Table VI of § 1.72-9 of the Income Tax Regulations” therein with a reference to “Table V of § 1.72-9 of the Income Tax Regulations”.

The provisions of this letter shall take effect when signed by you, the Bank and the Company; however, in the event that the transactions contemplated by the Merger Agreement are not consummated and the Merger Agreement is terminated, following such termination, the language added to section 6(b)(iii) of the Change of Control Agreement under (a) above shall cease to be of further force or effect.

We appreciate your cooperation in this matter and your continued dedication to Hudson City. If the terms of this letter are acceptable to you, kindly indicate your agreement by signing where indicated below and returning it to the attention of Christopher Nettleton.

Sincerely,

HUDSON CITY BANCORP, INC.

By:

Name:
Title:

HUDSON CITY SAVINGS BANK

By:

Name:
Title:

Acknowledged and Agreed to:

[Name]

Date:

For Internal Use Only:

Received on:

Authorized Signature

Schedule of executive officers with an agreement in place with Hudson City Bancorp and Hudson City Savings on substantially similar terms to the Change of Control Agreement as amended up to and including amendment by this letter agreement:

Dedrick, Tracey A

Fabiano, Anthony J

Kranz, James C

Laird, Thomas E